Exhibit 10.1

Summary Description of 2012 Supplemental Incentive Plan

Eligibility:
Participation is limited to a select group of senior management designated by the Compensation Committee of the Board of Directors of CC Media Holdings, Inc. (“CCMH”) or the Compensation Committee of the Board of Directors of Clear Channel Outdoor Holdings, Inc. (“CCOH”), as applicable depending on the entity that employs the participant

Target Opportunity:	Target opportunity is established for each participant by the applicable Compensation Committee

Performance Measures:
Participants pursue achievement of 2-3 incremental objectives (the “Supplemental Performance Criteria”) to the performance criteria established under CCMH’s 2008 Annual Incentive Plan or CCOH’s 2006 Annual Incentive Plan, as applicable

Performance is measured over a 12 month cycle

Target Performance and Measure Approvals:	Targets and Supplemental Performance Criteria are reviewed and approved by the applicable company CEO and Compensation Committee

Assessments:	Performance assessments are reviewed and approved by the applicable company CEO and Compensation Committee

Performance will be assessed in the normal performance management cycle and achievement will be expressed as a percentage between 0% and 100%

Payment of Awards:
Based upon accomplishment of the Supplemental Performance Criteria established for each participant, awards will be paid to each participant 36 months following the date on which the Supplemental Performance Criteria are established

All awards will be reviewed and approved by the applicable company CEO and Compensation Committee

Limitations:	To receive payment, the participant must be an active employee of CCMH or its subsidiaries at the time of payment

The plan is intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code (“Section 409A”) and shall be limited, construed and interpreted in accordance with such intent.  To the extent that any award is subject to Section 409A, it shall be paid in a manner that will comply with Section 409A, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.  Notwithstanding anything herein to the contrary, any provision in the plan that is inconsistent with Section 409A shall be deemed to be amended to comply with Section 409A and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void.  The company shall have no liability to any holder or recipient of an award or any other person if an award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the committee or the company that is inconsistent with Section 409A.  In the event that any amount or benefit under the plan becomes subject to penalties under Section 409A, responsibility for payment of such penalties shall rest solely with the affected holder or recipient of the award and not with the company.